Exhibit 10.6
Framework Agreement with Legendsec (Beijing) Limited dated February 10, 2006
(Translated version)
PURCHASE CONTRACT
(Framework Agreement)

Purchaser:	Legendsec (Beijing) Limited

Supplier:	Beijing BHL Networks Technology Co. Ltd.

Contract No.:	20030325001

Tenure of Contract:	February 10, 2006 to February 10, 2008

Place of signing Contract:	Beijing

Date of contract:	February 10, 2006

INDEX
1.	Definition

2.	Preliminary

3.	Consideration

4.	Terms on Price

5.	Orders

6.	Delivery

7.	Receipt and Inspection

8.	Payment

9.	Training and Services

10.	Packing

11.	Terms on Quality

12.	Terms of Guarantee

13.	Use of Trademarks

14.	Intellectual Property

15.	Confidentiality

16.	Rescission of Agreement

17.	Defense

18.	Force Majeure

19.	Breach

20.	General

21.	Jurisdiction

22.	Disputes

23.	Tenure of Agreement

Purchase Contract Framework Agreement
This Purchase Contract Framework Agreement (the “Agreement”) is entered into between Legendsec (Beijing) Limited (the “Purchaser”) and Beijing BHL Networks Technology Co. Ltd. (the “Supplier”) in Beijing whereas the Purchaser will purchase the Products and Services from the Supplier in accordance with the terms and conditions of the Agreement and the Supplier will in accordance with the terms and conditions of the Agreement sell the Products and Services to the Purchaser.
This Agreement is entered into in Beijing and became effective.
1. Definition
1.1	“The Sale and Purchase Agreement” means all the documents in writing as defined in Clause 2 of the Definition of the Agreement

1.2	“Price” means the price as agreed between both parties

1.3	“Products” means the Products specified in the Business Contract of the Sales and Purchase Agreement and Purchase Orders, etc.

1.4	“Services” means the services specified in the Business Contract of the Sales and Purchase Agreement and Purchase Orders, etc.

1.5	“Business Contract” means the specifications of the Products and Services including quality, price, overall obligation of maintenance, technical criteria and various prescribed forms, etc., for the Products. Business Contract is an integral part of the Sales and Purchase Agreement

1.6	“Orders” means the official purchase notification given by the Purchaser in respect of the product model, quantity, price, terms of delivery, payment terms, etc., which authorizes the Supplier to perform delivery obligation

1.7	“Order validation” means the written acceptance of the Orders by the Supplier

1.8	“Trademarks of the Purchaser” means the trademarks “(CHINESE CHARACTER) Legendsec” , “LEGENDSEC” or any of the combinations of the latter two and the trademarks now owned, being applied for registration or to be owned in the future by the Purchaser

1.9	“Associated Companies of the Purchaser” means the entities on which the Purchaser is capable to exercise control directly or indirectly or which is capable to exercise control directly or indirectly on the Purchaser, or which together with the Purchaser jointly control or materially influence an entity, or such entity together with the Purchaser being directly or indirectly controlled by a party, including but not limited to the Purchaser’s parent company, subsidiary companies, the subsidiary together with the Purchaser being controlled by the same parent company, the Purchaser’s associated companies and associated companies

1.10	“Product Supporting Documents” means the ultimate user’s authorization, product’s specification, drawings, circuit plans, manual, marketing materials, pass certificate, maintenance warranty and certificate and similar documentary materials
2. Preliminary
2.1	The Purchase Contract means all written documents including this contract, business agreement and related orders in force, annexure to agreements and supplements and project Contracts, plans, notices on modifications, etc.

2.2	The Business Contract, orders in force and supplemental contracts, related amendments made pursuant to the Agreement, form integral parts of the Agreement and shall have same binding effect as of the Agreement.

2.3	Terms in the Agreement is applicable to the Business Contract, orders in force and supplemental contracts, related amendments made pursuant to the Agreement, and in the event of any inconsistency between the Agreement and the Business Contract, the terms of the Business Contract shall prevail and subsequent documents entered into as modifications, substitution, elaboration of the Agreement, supplements or definitions shall not be treated as inconsistency.
3. Consideration
          The consideration shall be the Products and Services provided by the Supplier to the Purchaser in accordance to the Purchase Contract. During the tenure of the Agreement, the Supplier shall be obliged to supply the Products and/or Services to the Purchaser according to the orders.
4. Terms on Price
4.1	The Supplier shall supply the Products and services according to the agreed terms of price.

4.2	Competitive pricing:If the Supplier supplies the same Products and Services to Products parties in the same period of time and under similar contract terms, the Supplier shall forthwith notify the Purchaser in writing.

4.3	Quotation: The Supplier warrants that the quotations given to the Purchaser shall be the best prices. When sale volume increases significantly, the Purchaser shall have the right to request the Supplier to adjust the prices accordingly. The Supplier shall quote prices of the Products and Services to the Purchaser honestly and shall not dishonestly quote a lower price to its research and development department and quote a higher price to its purchasing department.
5. Orders
5.1	Contract of orders: The Supplier shall in writing Contract to Purchaser’s orders at the Purchaser’s requirements. Contract signed by the authorized representative of the Supplier with the same stamp of the Supplier as stamped on this Agreement or stamped or with its specific stamp for contracts and communicated to the Purchaser by Fax shall be accepted. The Supplier shall fully perform its obligations in price, delivery time, quantity, destination, etc. as it confirms in the order.

5.2	The Purchaser has the right to treat the order having been confirmed by the Supplier if the Supplier does not deliver its written accepted Contract of order to the Purchaser within the time limit to confirm the order as specified by the Purchaser.

5.3	Termination of orders: For the reasons of change of market conditions or because of unforeseen circumstances which lead to the change of the Purchaser’s demand for the Products and Services, the Purchaser has the right to terminate the order and as a result of the termination, the Purchaser shall bear the responsibility to compensate the damage and loss suffered by Supplier. However, the Supplier shall, on the day of its receipt of the notice from the Purchaser to terminate the order, take immediate and effective measures (including but not limited to halt the manufacturing the Products, notify related factories to stop supplying raw materials for the Products, disposal of the manufactured Products to other parties at market price, etc.) in order to minimize the damage. The Purchaser shall not be responsible to compensate the Supplier for its damage if the Supplier has not taken effective measures to minimize the damage. Related matters shall be settled by negotiation of both parties.

6. Delivery
6.1	Service of Delivery: Delivery of Products means the transportation of the Products by the Supplier in accordance with the terms of the effective order to the specified destination, the Supplier clears all procedures with the Purchaser’s designated recipient and provides certificates and informational materials of the Products and bears all related expenses. With prior notification to the Supplier, the Purchaser has the right to cancel or change the delivery date, delivery destination and recipient in the orders, which notification shall be given by a relevant supplemental contract to be agreed by the parties.

6.2	The Supplier shall notify the Purchaser prior to delivery of details of the delivery.

6.3	The Supplier shall fully perform its obligations of delivery as specified in the effective orders and honor deliveries timely. When the Purchaser requested for early delivery, the Supplier shall take all necessary measures to perform the delivery obligation and in the event that it is unable to fulfill the Purchaser’s request for early delivery, it shall notify the Purchaser in writing of the earliest time and quantity of delivery.

6.4	Inventory: The Supplier shall maintain appropriate inventory in order to satisfy the Purchaser’s requirements.

6.5	Unless at the request and with the consent in writing of the Purchaser, the Supplier shall not procure early delivery otherwise the delivery shall be treated as the delivery not made in accordance with the time as specified for delivery and the Purchaser has the following options:

6.5.1	Rejection of the delivery

6.5.2	If the Purchaser has accepted early delivery, the Supplier shall bear expenses on storage incurred by the Purchaser for the period after the delivery until the time of delivery specified in the contracts.
7. Receipt and Inspection
     The Supplier shall conduct product counting for the Products specified in the contract, check names, quantity, packing, etc. of the product and acknowledge receipt in writing.
     The Purchaser shall be responsible for the loss and damage of the Products after the receipt thereof is acknowledged. However, the Supplier shall be fully responsible for the loss or damage caused as a result of the Product’s defects per se. The Supplier shall be responsible for any loss and damage incurred prior to this. The Purchaser shall have the right of ownership of the Products after the receipt thereof is acknowledged and the rights of ownership prior to this shall belong to the Purchaser.
     It is not the recognition by the Purchaser that the Products or Services are accepted for the sake of having paid the invoiced amount and recorded in the storage voucher. This only denotes the Products or Services are in the progress of being inspected, tested or rejected until the stage when it is successfully fitted into the Purchaser’s products. If the quality of the Products does not match with that as in the Business Contract orders within the warranty period or terms of inspection, the Purchaser shall have the right to return the Product which does not satisfy the technical criteria and requirement and require the Supplier to compensate its expense for inspection, testing and transportation, etc. or require the Supplier to repair or substitute the Products at the written request of the Purchaser, or return the entire lot of the Products to the Supplier.
8. Payment

     Both parties shall take steps to effect payments if the contracted Products have been delivered to the Purchaser and pass the inspection thereof (as recognized by the Purchaser in writing). If there is a subsequent related agreement, payments will be effected in accordance with the subsequently agreed terms.
9. Training and Services
9.1	Training:In order to help the Purchaser to provide satisfactory Services to its customers, the Supplier shall undertake to provide free of charge to the relevant personnel of the Purchaser with technical training and support which are of absolute necessity until the personnel of the Purchaser has acquired the related technique prior to, during or after the sale of the contracted Products.

9.2	Maintenance period:The Supplier shall undertake within the warranty period to provide free of charge maintenance services to the contracted Products.

9.3	Services after the maintenance service: Upon expiry of the maintenance period, the Supplier shall in accordance with the terms of the Business Contract / order, provide maintenance services or designate a contractor to provide such services and the Supplier shall only charge reasonable fees for materials and labor. When the contractor or the Purchaser has to proceed for the services, the Supplier shall provide with the designated contractor or the Purchaser the necessary materials, spare parts and technical support in order to ensure the contractor or the Purchaser being able to provide such services and when the contractor is carrying out the Services, the Supplier shall provide relevant certification to ensure the contractor being able to carrying out the services. If the contractor is not capable to provide the services, the Supplier shall indemnify the Purchaser for the loss suffered by the Purchaser.
10. Packing
     Product packing shall be in accordance with the standard as agreed by both parties or required by the Purchaser. Unless as agreed otherwise, packing materials shall be provided by the Supplier at its own expenses. The marks of delivery on the packing materials shall be made in accordance with the requirements of the Purchaser and the Supplier shall guarantee to the Purchaser on the transportation and product safety requirements.
     The Supplier shall take appropriate safety measures to pack the goods properly to prevent moist, wetting, shock and dust and shall be responsible for any loss for its not having adequately taken such appropriate measures.
11. Terms on Quality
11.1 Technical criteria: The Supplier shall in accordance with the requirements of the Business Contract and/or orders provide the Purchaser with technical criteria (including general technical criteria, technical type and category of technical criteria), quality warranty, standard of delivery inspection, etc. The Products shall be passed by the Purchaser or an agreed inspection authority or entity so as to become the quality passed Products in accordance with the agreed inspection standard.
11.2 Treatment to defective Products: The Supplier shall in accordance with the requirement of the Purchaser, repair, substitute, compensate for or return the defective Products which have been inspected by the Purchaser or the agreed inspection authority or entity and determined the Products being defective. On return of the Products, the amount paid for the

Products shall be returned to the Purchaser simultaneously or offset with the payables owing to the Supplier. The Supplier shall take the above measures within 5 days upon receipt of the Purchaser’s notification on defective Products and expenses including related expenses for defect identification, product repair, product selection and substitution shall be borne by the Supplier.
11.3 Products supplied by the Supplier shall pass testing and inspection with a pass certificate.
12. Terms of Guarantee
The Supplier hereby represents and guarantees as follows:
(1)	The Supplier has the rights of ownership and use of the Products it supplied to the Purchaser free from demand, encumbrances or other action or threats against the Purchaser which would affect the rights of the Purchaser on the Products.

(2)	Execution by the Supplier of the Agreement will not breach any of the conditions, obligations, law, regulations or orders in respect of any related contracts.

(3)	There is no defect in the Products’ design (other than written designs not entirely based on the technical criteria of the Supplier supplied by the Purchaser), materials and manufacturing techniques and the warranties under this Agreement, technical standard and criteria requirements are fulfilled and the product in use is safe under such requirement.

(4)	The Products are able to process, provide, receive and display date data correctly and shall be capable to exchange date data correctly with all other Products.

(5)	The Products are brand new without spare parts which are used or repaired and they are imported normally.

(6)	The Products do not infringe intellectual property rights of Products parties.

(7)	The storage time limit of the Products delivered to the Purchaser has not expired.

(8)	The Supplier shall abide by the “Terms on price” and shall not quote prices fraudulently.

(9)	The Supplier shall abide by other agreed terms of standards.
13. Use of Trademarks
          Unless written consent is obtained from the other party, none of the parties hereto shall use directly or indirectly, entirely or partially the trademarks or mark signs and shall not use its own trademarks or mark signs together with those of the counter party or combine any part thereof with its own trademarks or used in any of its business activities. If the trademarks and mark signs are used with the consent of the other party, the party shall stop use and clear usage of the trademarks and mark signs and shall bear any responsibility for loss of the other party as a result of infringement of intellectual rights or breach of contacts.
          At the request of the Purchaser, the Supplier shall apply the Purchaser’s trademarks and mark signs on the Products, such as on OEM products, and packing of the Products in the manner as agreed by both parties. Other than this, the Supplier shall not use the trademarks of the Purchaser for any purpose.
          Unless agreed otherwise or with the consent of the Purchaser, the Purchaser shall not use the trademarks of the Supplier for any purpose.
14. Intellectual Property

14.1 Permission to Use: To enable the Purchaser to use and sell the Products with intellectual property rights, the Supplier shall grant the Permission to Use to the Purchaser in accordance with the terms hereto.
14.2 Spare parts provided by the Purchaser: The Supplier shall be entitled to use the spare parts supplied by the Purchaser only for the purpose of this Agreement.
14.3 For the purpose of this Agreement, the techniques or functional designs provided by the Purchaser for the use of the Supplier shall be restricted to be only transplanted to the contracted Products and the ownership and intellectual property rights thereof shall belong to the Purchaser absolutely.
15. Confidentiality
     Without the written consent of the Purchaser, the Supplier shall not disclose in advertisements or other channels the facts that it supplies the Products to the Purchaser pursuant to the Agreement.
     Save as the information which is obtainable through the public channel or from any Products party, the Supplier at any time even after expiry of the Agreement, shall not disclose to any party information from the Purchaser in relation to confidential message in connection with the Agreement and the Purchaser’s operation and techniques information and confidential business information during the course of the negotiation of the Agreement. The Supplier shall return all documents and materials regarding the information to the Purchaser at the Purchaser’s request.
     There shall be no restriction for the Purchaser to disclose the information, including brochures, plans and documents from the Supplier, unless the Supplier has requested for non-disclosure and also attached signs of confidentiality thereto.
     The fact of the disclosure of the information as above to third parties pursuant to a government order or legal proceeding shall be notified to the other party as soon as practicable.
     This clause shall be binding to each party despite the Agreement is modified, rescinded or terminated.
16. Rescission of Agreement
     The Purchaser shall have the right to rescind the Agreement under the following circumstances:
(1)	The Supplier delays in performing its obligations under the Agreement resulting incapability of carrying out the Agreement by the Purchaser, or the Supplier delays in performing its obligations under the Agreement within 10 days despite the Purchaser had urged the Supplier to perform its obligations.

(2)	The court has accepted hearing of bankruptcy pursuant to the application of the Supplier or petition by other parties.

(3)	The Supplier’s operating condition becomes seriously deteriorated.

(4)	The Supplier committed acts of distracting assets, taking away of funds and evading payments of debts.

(5)	The Supplier has lost its business reputation.

     Rescission of the Agreement by the Purchaser shall not deprive the Purchaser’s right to seek redress from the Supplier for its loss.
17. Defense
     In order to protect the interest of the Purchaser, the Supplier shall on behalf of the Purchaser defend at the costs of the Supplier, accusation or claim for compensation against the Purchaser for the reason that the Supplier and its staff members have breached the terms of the Agreement resulting third parties’ accusation or claim for compensation and the Supplier shall be responsible to compensate the Purchaser including litigation costs.
     To ensure protection of the interest of the Purchaser, the Supplier shall on behalf of the Purchaser defend or jointly defend at the costs of the Supplier, claim for compensation against the Purchaser for the reason that the Products of the Supplier have infringed the ownership, intellectual and other rights of third parties and the Supplier shall be responsible for all compensation, fines, legal fees and damage. When such kind of litigation or claim for compensation is likely to happen and known to the Purchaser, the Purchaser shall notify the Supplier and when such kind of litigation or claim for compensation has happened, the Supplier shall at its own expense take the following steps to carry out remedy measures: (1) to ensure the Purchaser being capable to continue using and selling the products pursuant to the Agreement; (2) to modify the Products for the purpose of the Agreement so as not to infringe the rights of others; (3) to substitute the rights infringing products with others which will not infringe the rights of others; (4) the Purchaser may return the rights infringing products to the Supplier at its desire and on return by the Purchaser the rights infringing products, the Supplier shall refund the Purchaser the sale proceed of the Products and compensate the Purchaser for damage suffered by the Purchaser.
18. Force Majeure
     Force majeure means under subjective circumstances, the happening of incidents which at the time of entering into the Agreement, is not foreseeable and its occurrence and consequence cannot be overcome and avoided. For reason of force majeure, a party which is unable to perform the contract or unable to fully perform the contract, may fully or partially be exempted from the obligation to perform the contract. However, the party not being able to perform shall, as soon as the occurrence of such event, notify the other party by telegraph or fax and within 15 days of such event inform the other party of the place of event by speed courier, certifications from the relevant government, notary office or business association, of the occurrence of the force majeure event. When the force majeure event vanished, the event party, if it is still being able to continue performing the contract, shall notify the other party of the force majeure event having been vanished and it shall continue to perform the contract if the other party agrees to continuance of the contract.
19. Breach
19.1 Guaranteed obligation: In the event that the Products provided by the Supplier do not meet with the terms as guaranteed under the Agreement, the Purchaser may opt to require the Supplier at the Supplier’s expense to repair, substitute, redo, accept return of, reduce or refund payment for the Products and as a result hereof the Supplier shall compensate the Purchaser for loss. The Purchaser has the right to offset the loss from payables owing to the Supplier.

     The Supplier shall within the time limit as notified by the Purchaser take back the unqualified, excessive and cancelled Products (i.e. the returnable Products by the Purchaser), failing which, the Purchaser may at the expense of the Supplier return the Products, entrust keeping or sell off the Products to offset storage charges. The Supplier shall be responsible for losses because of drop, damage, decrease or transformation of the Products.
     As the Supplier is aware of the Products will be used as spare parts for the manufacturing of the Purchaser’s products, the Supplier shall be obliged to repair, substitute or compensate Purchaser’s damage if the Products do not meet with the agreed terms of the Agreement in quality or functionally, no matter the defects emerge at the time of the Purchaser’s products being manufactured, in the course of being sold or when used by the ultimate user. The Purchaser has the right to demand compensation from the Supplier if because of such defects of the Purchaser’s products, the Purchaser has to compensate third parties for its breach of contract or infringement of intellectual rights, the Supplier has the right to demand the Supplier to bear the responsibility of the Purchaser’s compensation to third parties and compensate the Supplier for the loss.
19.2 Incapability and delayed delivery: In the event of the Supplier being incapable to deliver or has to delay delivery of the Products, it has to notify the Purchaser forthwith the facts of its incapability to deliver or the delayed date of delivery and quantity and undertake to bear the responsibility to the Purchaser for breach of contract.
19.3 The Supplier shall undertake to bear the responsibility to the Purchaser for breach of contract if, in the course of its providing service to the Purchaser, it does not deliver the repaired Products to the Purchaser’s specified destination on time.
19.4 The Supplier shall be repair or redo packing at its expense in respect of the Products’ packing specification being not as agreed. In the case that the Purchaser demands compensation for losses instead of requests for repair or redo packing, the Supplier shall compensate the Purchaser for the unqualified packing and the Supplier shall compensate the Purchaser for the Purchaser’s loss as a result thereof.
19.5 If the Purchaser fails to settle the payment of purchase, the Purchaser shall pay a penalty as agreed.
19.6 The penalty or compensation made in accordance with the terms of the Agreement shall be settled within 10 days by offsetting directly from the contracted amount failing which the settlement shall be treated as late payment.
20. General
20.1 Modification: Any modification to this Agreement shall be made in writing, signified and stamped by the authorized stamp of the parties and form an integral part of the Agreement.
20.2 Assignment: Without the written consent of the other party, none of the parties shall partially or wholly assign the Agreement to its subsidiary or any of the third parties.
20.3 Copies of Agreement: This Agreement shall be executed in quadruplicates and each party shall keep two copies and each has the same binding effect.
20.4 The Supplier shall ensure its staff to abide by the relevant regulations of the Purchaser while they have to perform their services in the Purchaser’s premises.
20.5 Any commercial bribery: The Supplier shall not provide monetary rewards, gifts or other tangible or intangible benefits to practically or latently related persons or their relatives. These acts shall be treated as commercial bribery and once discovered, other than that the Purchaser may rescind the Agreement, it may demand the Supplier for a penalty of RMB 100,000. However, small promotion items as gifts as a business custom in business transactions are exempted.
20.6 Partial invalidation: If any of the terms of the Agreement is adjudicated non-enforceable has no practically adverse impact to the rights of the parties under the Agreement, other terms of the Agreement shall continue binding.
20.7 Waiver: Any waiver under this Agreement shall be signified in writing and waiver by a party its right to seek redress in respect of the non-performance of the responsibility or obligation of the other party does not imply it will waive its right to seek redress in respect of other non-performance of the responsibility or obligation of the other party.
20.8 Clauses regarding the Terms of guarantee, Breach of Agreement, Intellectual Property and Confidentiality, Defense, Jurisdiction and Arbitration, shall continue in force even after the termination of the Agreement.
20.9 Notification of messages: The parties shall forthwith notify the counter part in respect of any basic changes, such as changes of address, account number and authorized persons, etc, which will affect the co-operation of the parties and the notification of such messages shall be in writing and transmitted by telegraph, electronic transmission, fax or email.
20.10 Successor: The Agreement is entered into for the interests of their respective successor or assignee and shall be binding upon their respective successor or assignee.
20.11 The Agreement is for the legal base of the co-operation of the parties and whilst the Supplier and Purchaser are individual legal persons, they shall continue their respective business operations in jurisdictions as authorized by their respective governments and under this Agreement, there is no creation of partnership, association, agency or trusteeship between the Supplier and Purchaser and they do not intend to create such relationship.
20.12 According to the mode of business of the Purchaser, the business of the Purchaser mentioned in the Agreement including execution of Business Contracts, issuing orders, payments and demand for compensation, etc., may be carry out by the Purchaser’s associated company. The terms of this Agreement and supplements thereto shall be applicable to the business activities of the Supplier and the associated company of the Purchaser.
20.13 The associated company of the Purchaser may pursuant to the purchase contracts and supplemental documents deal with the Supplier and the Supplier shall directly accept and undertake the purchase orders from the associated company of the Purchaser. The Supplier and the associated company of the Purchaser shall have individually have the rights and obligations derived from Business Contracts entered into pursuant to the Agreement, between the Supplier and the associated company of the Purchaser and the Purchaser shall not be liable for the liability of its associated company.
20.14 This Agreement shall become effective on execution by the parties’ authorized representative and duly stamped with the respective company’s stamp.
21. Jurisdiction
     This Agreement shall be governed by the laws of the People’s Republic of China.
22. Disputes
     If disputes arise under this Agreement, disputes shall be settled initially by friendly negotiation failing which the disputes may be adjudicated in the law court of the place where the Purchaser is located.
23. Tenure of Agreement
     This Agreement shall stand valid for two years from February 10, 2006 to February 10, 2008, the commencement date of which shall be decided by both parties in writing pursuant to this framework agreement and after execution of the Business Contract.

Purchaser:	Legendsec (Beijing) Limited
(With Company’ contract stamp)

Authorized representative:	/signed/

Registered address:

Date:	February 10, 2006

Supplier:	Beijing BHL Networks Technology Co. Limited
(With Company’ contract stamp)

Authorized representative:	/signed/

Registered address:	Room 214-216, Tai Li Min Yuan Office Building, No. 1, Wai Guan Xie Street, Chaoyang District, Beijing, 100011, China

Date:	February 10, 2006